UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2013

Warner Music Group Corp.

(Exact name of Registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Rockefeller Plaza, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 1, 2013, WMG Acquisition Corp. (the “Company”) entered into a lease (the “Lease”) for its new worldwide headquarters. The Lease between the Company and Paramount Group, Inc., as agent for PGREF I 1633 Broadway Tower, L.P., is for nearly 300,000 square feet of office space at 1633 Broadway in midtown Manhattan. The initial term of the Lease runs for approximately 16 years (i.e., from on or about January 1, 2014 to July 31, 2029). The Lease also includes a single option for the Company to extend the term for either five years or 10 years. In addition, under certain conditions, the Company has the ability to lease additional space in the building and has a right of first refusal with regard to certain additional space.

The Company will be initially obligated to pay approximately $16 million in annual rent, in addition to its pro rata share of certain real property taxes, operating expenses and common area maintenance expenses. Terms include initial periods of free rent and a tenant improvement allowance as set forth further in the Lease.

In connection with entering into the Lease, the Company posted a $10 million letter of credit which reduces in stages, with a reduction to $0 on July 1, 2018, subject to certain conditions.

Certain subsidiaries of the Company have also issued a guaranty (the “Guaranty”) whereby they have fully and unconditionally guaranteed the payments of the Company under the Lease. The Guaranty expires on October 1, 2021.

A copy of the Lease and the Guaranty is attached as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference. The foregoing description of the Lease and the Guaranty does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease and the Guaranty.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Lease, dated as of October 1, 2013, between Paramount Group, Inc., as agent for PGREF I 1633 Broadway Tower, L.P., and WMG Acquisition Corp.

10.2	Guaranty of Lease, dated as of October 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER MUSIC GROUP CORP.

BY:	/s/ Paul M. Robinson
Paul M. Robinson Executive Vice President, General Counsel and Secretary

Date: October 4, 2013

EXHIBIT INDEX

Exhibit Number	Description

10.1	Lease, dated as of October 1, 2013, between Paramount Group, Inc., as agent for PGREF I 1633 Broadway Tower, L.P., and WMG Acquisition Corp.

10.2	Guaranty of Lease, dated as of October 1, 2013.

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